UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2013

MercadoLibre, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33647	98-0212790

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Arias 3751, 7th Floor
Buenos Aires, C1430CRG, Argentina
(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code:  011-54-11-4640-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 19, 2013, MercadoLibre Venezuela SRL, a subsidiary of Meli Participaciones S.L., an entity controlled by MercadoLibre, Inc. (the “Company”), entered into a purchase agreement with Lopco de Venezuela, C.A. (“Lopco”) to acquire an office property (the “Property”) totaling 1,367.48 square meters, in the Torre Copérnico building in Centro San Ignacio, La Castellana, Chacao, Caracas, Venezuela.  The purchase price of BF$328.2 million, or approximately $52.2 million, is to be paid in local currency as follows: (i) 50% as of the signing of the purchase agreement and (ii) 50% once the current lessee of the Property waives its right of first refusal to acquire the Property pursuant to Venezuelan law and Lopco pays the existing mortgage of approximately BF$33 million in full on the Property. In the event the lessee exercises its right of first refusal or Lopco fails to repay the existing mortgage in full, MercadoLibre Venezuela SRL will be entitled to reimbursement of the portion of the purchase price paid at the signing of the purchase agreement. MercadoLibre Venezuela SRL is funding the purchase price in part with its own funds and funding the balance of approximately BF$70 million-BF$90 million from an unsecured line of credit with a 12-month term obtained from certain Venezuelan banks at a fixed interest rate of 13% per annum.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCADOLIBRE, INC. (Registrant)
Date: September 25, 2013	By:	/s/ Pedro Arnt
Pedro Arnt
Executive Vice President and Chief Financial Officer